Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class*, as follows:

                      Votes for           Votes withheld
Ravi Akhoury         2,566,689,700            3,929,918
Jameson A. Baxter    2,566,704,258            3,915,360
Charles B. Curtis    2,566,702,967            3,916,651
Robert J. Darretta   2,566,745,632            3,873,986
Myra R. Drucker      2,566,694,748            3,924,870
John A. Hill         2,566,712,158            3,907,460
Paul L. Joskow       2,566,754,802            3,864,816
Elizabeth T. Kennan** 2,566,690,713            3,928,905
Kenneth R. Leibler   2,566,733,552            3,886,066
Robert E. Patterson  2,566,763,419            3,856,199
George Putnam, III   2,566,693,850            3,925,768
Robert L. Reynolds   2,566,757,540            3,862,078
W. Thomas Stephens   2,566,760,127            3,859,491
Richard B. Worley    2,566,734,621            3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

** Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.



A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for     Votes against     Abstentions       Broker
					                        non-votes
430,135		   54			1,470		22,941

A proposal to amend the fundamental investment restriction with respect to investment in commodities was



Votes for     Votes against     Abstentions       Broker
					                        non-votes
429,816		   54			1,790		22,941


All tabulations are rounded to the nearest whole number.